Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Laura J. Wakeley
	Office:	717-291-2739
Fulton Financial reports 14.8 percent increase
in third quarter 2006 earnings
     (October 17) – Lancaster, PA — Fulton Financial Corporation (Nasdaq: FULT) earned $48.3 million for the third quarter ended September 30, 2006, a 14.8 percent increase over the same period in 2005. Diluted net income per share for the quarter increased to 28 cents, a 12.0 percent increase over the 25 cents reported in 2005.
     Net income was $138.9 million for the nine months ended September 30, 2006, an 11.0 percent increase over the same period in 2005. Diluted net income per share for the first nine months of 2006 increased to 80 cents, a 6.7 percent increase over the 75 cents reported in 2005. Total assets at September 30, 2006 were approximately $14.9 billion.
     “During the third quarter, we experienced strong loan growth while maintaining our historically strong asset quality,” said R. Scott Smith Jr., chairman, chief executive officer and president. “The positive impact to earnings caused by loan growth was tempered somewhat by the challenge associated with declining margins due to higher overall funding costs.”
     Loans, net of unearned income, increased $2.0 billion, or 24.6 percent, to $10.3 billion at September 30, 2006, compared to $8.3 billion at September 30, 2005. Approximately $1.1 billion of this increase resulted from the February 1, 2006 acquisition of The Columbia Bank (Columbia). The remaining increase was realized mainly in commercial mortgages, which grew $302.9 million, or 11.1 percent, commercial loans, which increased $275.5 million, or 13.4 percent, and construction loans, which increased $202.9 million, or 25.6 percent.
     Nonperforming assets were 0.31 percent of total assets at September 30, 2006, compared to 0.29 percent at June 30, 2006 and 0.39 percent at September 30, 2005. Annualized net recoveries for the quarter ended September 30, 2006 were 0.01 percent of average total loans, compared to annualized net charge-offs of 0.02 percent for both the quarter ended June 30, 2006 and the quarter ended September 30, 2005. For the nine months ended September 30, 2006, annualized net charge-offs were 0.01 percent of average total loans, compared to 0.02 percent for
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Page 2 . . . Fulton Financial reports 14.8 percent increase in third quarter 2006 earnings the same period in 2005. The provision for loan losses decreased $260,000, or 31.9 percent, for the third quarter of 2006 as compared to the same period in 2005.
     Total deposits increased $1.5 billion, or 16.6 percent, from September 30, 2005 to September 30, 2006, to $10.3 billion. Approximately $1.0 billion of this increase resulted from the Columbia acquisition, with the remaining $500 million increase realized in time deposits, which increased $560 million, or 16.7 percent, offset by a $90 million, or 2.8 percent, decrease in demand deposits.
     Net interest income for the third quarter increased $19.4 million, or 18.3 percent, compared to the third quarter of 2005, with approximately $14.4 million attributable to the Columbia acquisition. The increase from the second quarter of 2006 was $3.1 million, or 2.5 percent. Fulton Financial’s net interest margin was 3.85 percent for third quarter of 2006, 3.90 percent for the second quarter of 2006 and 3.91 percent for the third quarter of 2005. During the third quarter of 2006, $3.3 million of interest recoveries on loans added 10 basis points to net interest margin. Interest recoveries of $837,000 in the second quarter of 2006 and $578,000 in the third quarter of 2005 added two basis points to net interest margin in these periods, respectively.
     Other income, excluding investment securities gains, increased $204,000, or 0.6 percent, in the third quarter of 2006 compared to the same period in 2005. Columbia contributed $1.2 million to other income. The remaining $1.0 million net decrease resulted from decreases in gains on mortgage loan sales. Compared to the second quarter of 2006, other income increased $869,000, or 2.5 percent.
     Other expenses increased $10.9 million, or 13.4 percent, compared to the third quarter of 2005, to $92.4 million. Columbia added $10.1 million to other expense during the period. The remaining increase of $835,000 resulted from increased salaries and employee benefits and occupancy expenses. Compared to the second quarter of 2006, other expenses increased $1.6 million, or 1.8 percent. Fulton Financial’s efficiency ratio for the third quarter of 2006 was 55.0 percent, compared to 55.4 percent for the second quarter of 2006 and 55.5 percent for the third quarter of 2005.
     Fulton Financial Corporation is a Lancaster, Pennsylvania-based financial holding company which operates 259 banking offices in Pennsylvania, Maryland, Delaware, New Jersey and Virginia through the following affiliates: Fulton Bank, Lancaster, PA; Lebanon Valley Farmers Bank, Lebanon, PA; Swineford National Bank, Middleburg, PA; Lafayette Ambassador Bank, Easton, PA; FNB Bank, N.A., Danville, PA; Hagerstown Trust, Hagerstown, MD; Delaware National Bank, Georgetown, DE; The Bank, Woodbury, NJ; The Peoples Bank of Elkton, Elkton, MD; Skylands Community Bank, Hackettstown, NJ; Premier Bank, Doylestown, PA; Resource Bank, Virginia

Page 3 . . . Fulton Financial reports 14.8 percent increase in third quarter 2006 earnings
Beach, VA; First Washington State Bank, Windsor, NJ; Somerset Valley Bank, Somerville, NJ and The Columbia Bank, Columbia, MD.
     The Corporation’s financial services affiliates include Fulton Financial Advisors, N.A., Lancaster, PA; Fulton Insurance Services Group, Inc. Lancaster, PA; and Dearden, Maguire, Weaver and Barrett, LLC, West Conshohocken, PA.
     Residential mortgage lending is offered by all banks through Fulton Mortgage Company or Resource Mortgage.
     Additional information on Fulton Financial Corporation is available on the Internet at www.fult.com.
Safe Harbor Statement:
This news release may contain forward-looking statements about Fulton Financial Corporation’s future financial performance. Forward-looking statements are encouraged by the Private Securities Litigation Reform Act of 1995.
Such forward-looking information is based upon certain underlying assumptions, risks and uncertainties. Because of the possibility of change in the underlying assumptions, actual results could differ materially from these forward-looking statements. Risks and uncertainties that may affect future results include: pricing pressures on loans and deposits, actions of bank and non-bank competitors, changes in local and national economic conditions, changes in regulatory requirements, actions of the Federal Reserve Board, creditworthiness of current borrowers, the Corporation’s success in merger and acquisition integration, and customers’ acceptance of the Corporation’s products and services.
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2006